EMPLOYMENT AGREEMENT

          This Employment Agreement ("Agreement") dated as of
      October 1, 1998, is by and between COMTEX SCIENTIFIC
      CORPORATION, a Delaware corporation, with its principal executive offices at 4900 Seminary Road, Suite 800,
      Alexandria, Virginia 22311 ("Company"), and CHARLES W. TERRY, whose address is 13201 Dodie Drive, Darnestown, Maryland 20878 ("Employee").

                          W I T N E S S E T H:

          WHEREAS, the Company and the Employee wish to provide for the employment of the Employee in an executive capacity in accordance with the provisions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
               1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company on the terms hereof.

          2. Position and Duties. Employee hereby accepts employment, and shall serve the Company as President and Chief Executive Officer, and shall perform, faithfully and dili-gently, the services and functions relating to the office or otherwise reasonably incident to the office as may be desig-nated in the bylaws of the Company and from time to time by the Board of Directors of the Company. Employee shall report to the Chairman of the Board of Directors of the Company. Employee shall devote such time, attention, energies and business efforts as an executive of the Company as are reasonably necessary to perform his duties as specified above.

          3. Compensation and Benefits. The compensation and other benefits payable to Employee under this Agreement shall constitute the full consideration to be paid to Employee for all services to be rendered by Employee for the Company.

               3.1 The Company will pay to Employee an initial base annual salary of $152,900.00, payable bi-weekly, subject to payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance or other employee benefit plans. Employee's base salary for the future years shall be determined by the Compensation Committee of the Board in its sole discretion.

               3.2 During the term of Employee's employment, Employee shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees generally, subject to the availability of such benefits at a reasonable cost.

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               3.3       The Company shall grant to Employee
      options in its Incentive Stock Option Plan in such amount as determined by the Board. Such amount shall be commensurate with the duties and responsibilities of Employee.

               3.4 During the term of Employee's employment, Employee shall be entitled (a) to reimbursement for any and all reasonable expenses incurred by Employee in performance of his duties under this Agreement, in accordance with the Company's standard policy; and (b) to receive twenty (20) days of fully paid vacation time and ten (10) days of sick leave during each year of his employment. In addition, and as part of Employee's compensation package, Employee shall receive a car allowance in the amount of $300 per month.

               3.5 Bonus compensation: The budget for each fiscal year, as approved by the Board of Directors of the Company, shall contain annual gross revenue goals and annual net income goals for such fiscal year. The difference between the projected budget revenue and net income numbers and the revenue and net income numbers from the preceding fiscal year will form the Target Revenue and Target Income Goals.
      Employee shall be eligible to earn an annual bonus, in accordance with such targets, and/or by action of the Board at the recommendation of the Compensation Committee.

               3.6 Provided Employee remains employed by the Company at the end of the relevant fiscal year, (i) if the Company fully achieves the Target Revenue Goals for the relevant fiscal year, Employee shall be entitled to receive, as additional cash compensation, an amount equal to thirty-three percent (33%) of Employee's base annual salary for such fiscal year; and (ii) if the Company fully achieves the Target Income Goals for the relevant fiscal year, Employee shall be entitled to receive, as additional cash compensation, an amount equal to thirty-three percent (33%) of Employee's base annual salary for such fiscal year; and (iii) if the Company achieves only a percentage of either the Target Revenue Goals or Target Income Goals for the relevant fiscal year, Employee shall be entitled to receive, as additional cash compensation, an amount equal to the same percentage of thirty-three percent (33%) of Employee's base annual salary for such fiscal year. Should Employee exceed both Target Goals, Employee is eligible to earn additional bonus compensation. To the extent that both the Actual Total Revenue and the Actual Total Net Income for the relevant fiscal year maintain the Projected annual Margin for that fiscal year (defined as FY Net Income divided by FY Revenue), Employee can earn additional bonus compensation. This additional bonus compensation will be twenty percent (20%) of the overage of the incremental growth in net income above the original Target Net Income Increase Goal for such fiscal year.

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               3.7  To the extent payable, this additional
      compensation shall be calculated quarterly (based on one-fourth of the Target Revenue Goals and one-fourth of the Target Income Goals) and paid quarterly following the filing of the Company's quarterly reports on Form 10-Q; provided, however, that twenty percent (20%) of each quarterly amount due shall be withheld by the Company pending final calculation at the end of the fiscal year and, if payable, shall be paid along with the final quarterly payment to Employee following the filing of the Company's annual report on Form 10-K with an unqualified opinion from the Company's independent auditors.

          4.   Conflicts of Interests; Covenant Not to Compete.

               4.1 During the term of his employment with the Company, Employee shall not engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would conflict with the interests of the Company or impair Employee's ability to carry out his duties hereunder or any of its Subsidiaries. For the purposes of this Agreement, the term "Subsidiary" shall mean any subsidiary, affiliate, associate, or successor corporation of the Company. The terms and provisions of this Agreement that relate to any of the Subsidiaries of the Company shall inure to the benefit thereof and shall be enforceable against Employee by such Subsidiary or Subsidiaries.

               4.2 To induce the Company to enter into this Agreement, Employee agrees, during the term hereof and for a period of one year after the termination of his employment for any reason, not to directly or indirectly engage or be interested (as owner, partner, shareholder, director, em-ployee, agent, consultant or otherwise), with or without compensation, in the rental, sale or service of products of the type rented, sold or serviced by the Company or any of its Subsidiaries during the period of Employee's employment with the Company ("Products") within any geographical area in which the Company or any of its Subsidiaries is conducting business or actively planning to conduct business as of the date of such termination ("Subject Area"). Employee acknowledges that the provisions of this Section 4.2 are reasonable and necessary for the protection of the Company and its Subsidiaries and that the Company and its Subsidiaries will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Employee agrees that, in addition to any other remedy to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining it from any actual or threatened breach of such provisions, without bond or other security being required.
      The provisions of this section shall survive the expiration or earlier termination of this Agreement.

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          5.   Confidential Information.

               5.1 As used herein, "Confidential Information" means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of the Company and its Subsidiaries (whether such information is owned by, licensed to or otherwise possessed by the Company or any Subsidiary), whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during his employment. "Confidential Information" shall include, but is not limited to, information of a technical or business nature such as ideas, discoveries, inventions, improvements, trade secrets, know-how, manufactur-ing processes, specifications, writings and other works of authorship, computer programs, financial figures and reports, marketing plans, customer lists and data, and/or business plans or data which relate to the actual or anticipated business of the Company or any subsidiary or its actual or anticipated areas of research and development. "Confidential Information" shall also include, but is not limited to, con-fidential evaluations of, and the confidential use or non-use by the Company or any of its Subsidiaries of, technical or business information in the public domain.

               5.2 Employee shall, both during and after his employment with the Company, protect and maintain the con-fidential, trade secret and/or proprietary character of all Confidential Information. Employee shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Informa-tion, for so long as it shall remain proprietary or pro-tectible as confidential or trade secret information, except as may be necessary for the performance of his duties under this Agreement.

               5.3 Employee shall deliver promptly to the Company, at the termination of his employment, or at any other time at the Company's request, without retaining any copies, all documents and other material in his possession relating, directly or indirectly, to any Confidential Information.

               5.4 Each of Employee's obligations in this Article 5 shall also apply to the confidential, trade secret and proprietary information learned or acquired by him during his employment from others with whom the Company or any Subsidiary has a business relationship.

               5.5 The provisions of this Article 5 shall survive the expiration or earlier termination of this Agreement.

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          6.   Term.  Subject to earlier termination as provided in
      Article 7, the initial term of this Agreement shall commence on the date of this Agreement and end on the date twelve (12) months thereafter; provided, however, this Agreement may be renewed for two successive terms of twelve (12) months each, commencing on the anniversary of the expiration of the original term and each renewal term upon mutual agreement by the parties. Either party shall notify the other in writing of its election to renew this Agreement at least sixty (60) days prior to the expiration of the original or any renewal term. In the event this Agreement is renewed by mutual agreement of the parties as aforesaid, Employee shall be entitled to an increase in Employee's base annual salary for the applicable renewal term in an amount which is commensurate, on a percentage basis, with the increases, if any, in the base annual salaries awarded to other executive officers of the Company for such period, as determined by the Board of Directors of the Company.

          7.   Termination.

          7.1 The Company may terminate Employee's employment any time during the employment period for "cause" (as hereinafter defined) by action of the Board of Directors of the Company upon giving Employee notice of such termination, which termination shall take effect immediately. As used herein, the term "cause" shall mean any of the following events:
      (i) Employee's conviction of a felony or a conviction or plea of guilty to a crime involving moral turpitude;
      (ii) Employee's willful gross misconduct or willful gross neglect of duties; or (iii) dishonesty by Employee in the performance of his duties or misappropriation of funds or property of the Company by Employee. If the Company terminates Employee's employment in accordance with the provisions of this Section 7.1, all compensation pursuant to this Agreement shall cease as of the effective date of such termination.

          7.2 If Employee dies during the term of his employment, this Agreement shall automatically terminate as of the date of death and compensation due Employee hereunder shall be paid to Employee's estate or legal representatives through the date of death.

          7.3 The Company may terminate Employee's employment any time during the employment period other than for "cause" upon giving Employee notice of such termination, which termination shall be effective thirty (30) days after such notice. If the Company shall terminate Employee's employment any time during the employment period other than for "cause", or if a new Agreement is not negotiated by the Company prior to the end of the second renewal term (September 30, 2001), (a) all compensation pursuant to this Agreement shall cease as of the effective date of such termination or expiration, and (b) Employee shall be entitled to receive, in full and complete satisfaction of any claim Employee may have or make by virtue of such termination of or failure to renew this Agreement, and as Employee's exclusive consideration for the waiver of any such claim, severance pay equal to six months of his base salary payable monthly in six equal monthly installments, plus any accrued additional compensation pursuant to Section 3.5 hereof.

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          8.   Notices.  Any notice under this Agreement must be in
      writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person. For purposes of notice, the address of Employee or any administrator, executor or legal representa-tive of Employee or his estate, as the case may be, shall be the last address of the Employee on the records of the Company. The address of the Company shall be its principal business address. The Company and Employee shall have the right from time to time and at any time to change their respective addresses by giving at least ten days' written notice to the other party.

          9. Entire Agreement/Assignment/Governing Law. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party. This Agreement constitutes the entire Agreement between the parties and shall supersede all previous communications, representations, understandings, and Agreements, either oral or written, between the parties or any officials or representatives thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia. The parties agree that any dispute arising under this Agreement shall be resolved by arbitration under the rules of the American Arbitration Association.

          10. Remedies, Modification and Separability. Employee and the Company agree that Employee's breach of Articles 4 or 5 of this Agreement will result in irreparable harm to the Company, that no adequate remedy at law is available, and that the Company shall be entitled to injunctive relief; however, nothing herein shall prevent the Company from pursuing any other remedies at law or at equity available to the Company. Should a court of competent jurisdiction declare any of the covenants set forth in Articles 4 or 5 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of the Company and Employee and to award injunctive relief, or damages, or both, to which the Company may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, the Company and Employee agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

          11. Preservation of Business; Fiduciary Responsibility. Employee shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of its present employees and to preserve the business relations of the Company with customers and others. Employee shall not commit any act which would injure the Company. Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

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          12.  Effect of Agreement.  Subject to the provisions of
      Article 9 with respect to assignment, this Agreement shall be binding upon Employee and his heirs, executors, adminis-trators, legal representatives, successors and assigns and upon the Company and its successors and assigns.

          13. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by the Company of any subsequent breach of Employee.

          14. Headings. The section headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.

          15. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

          Employee acknowledges that he has read this Agreement and understands that signing this Agreement is a condition of employment.

          IN WITNESS WHEREOF, this Agreement is executed and effective as of the day first above written.


      COMTEX SCIENTIFIC CORPORATION        ACCEPTED & AGREED TO:


          /S/ C.W. GILLULY                 /S/ CHARLES W. TERRY
      By: __________________________       ____________________
          C.W. Gilluly, Ed.D.                   Charles W. Terry
          Chairman
          Board of Directors

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